Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 4, 2012

Registration Statement Nos. 333-181822

333-181822-01

SMART ABS Series 2012-4US Trust

Issuing Entity or Trust

US$750,000,000

Macquarie Leasing Pty Limited (ABN 38 002 674 982) Depositor, Sponsor, Originator and Servicer	Macquarie Securities Management Pty Limited (ABN 26 003 435 443) Manager

The depositor has prepared a prospectus supplement to the prospectus dated September 28, 2012, which together describe the US$ notes to be issued by the trust. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the US$ notes.

Ratings

The depositor expects that the US$ notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	Moody’s
Class A-1 notes	F1+sf	P-1 (sf)
Class A-2a notes	AAAsf	Aaa (sf)
Class A-2b notes	AAAsf	Aaa (sf)
Class A-3a notes	AAAsf	Aaa (sf)
Class A-3b notes	AAAsf	Aaa (sf)
Class A-4a notes	AAAsf	Aaa (sf)
Class A-4b notes	AAAsf	Aaa (sf)

Joint Lead Managers and Bookrunners for the US$ notes

J.P. Morgan and RBS

Joint Lead Manager for the US$ notes

Macquarie

Co-Manager for the US$ notes

ANZ Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (866) 669-7629.